Exhibit 99.1

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595 South Federal Highway, Suite 500, Boca Raton, FL 33432 • 561-208-7200 FOR IMMEDIATE RELEASE	SYMBOL:DEVC
July 16, 2007	TRADED:Nasdaq

Devcon International Enters into Amended Securities

Purchase Agreement

Boca Raton, FL (July 16, 2007) Devcon International Corp. (NASDAQ: DEVC), the 11th largest electronic security services provider in the United States, announced today that effective as of July 13, 2007, it entered into an Amended Securities Purchase Agreement and an Amended Registration Rights Agreement with certain institutional investors holding, in the aggregate, a majority of the Company’s previously-issued Series A Convertible Preferred Stock.

On June 29, 2007, the Company’s shareholders approved the Amended Certificate of Designations contemplated by these documents at the Company’s annual shareholder meeting. The terms of the amendments follow the terms set forth in Forbearance Agreements entered into with each of the Required Holders as previously announced by the Company.

In addition, the Company repurchased from one of the investors warrants to purchase a total of 1,284,067 shares of the Company’s common stock for a purchase price equal to $.13 per warrant share.

Richard Rochon, the Company’s Acting CEO, stated, “We are satisfied that we have reached final agreement with a majority of our preferred investors. This will allow management to focus on our core security business.”

About Devcon

Devcon has two operating divisions. The Security Division, (http://www.devcon-security.com) which provides electronic security services to commercial and residential customers in selected markets, is the eleventh largest security monitoring and alarm company in the U.S. and the second largest in Florida. The Materials Division, which represents a small portion of Devcon’s business, produces and distributes crushed stone, ready-mix concrete and concrete block on St. Maarten in the Netherlands Antilles and on St. Martin in the French West Indies.

Forward-Looking Statements: This press release may contain statements, which are not historical facts and are considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements contain projections of Devcon’s future results of operations, financial position or state other forward-looking information. In some cases you can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would” or similar words. You should not rely on forward-looking statements because Devcon’s actual results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to: general economic and business conditions; our business strategy for expanding our presence in our industry; anticipated trends in our financial condition and results of operation; the impact of competition and technology change; existing and future regulations effecting our business, and other risks and uncertainties discussed under the heading “Item 1A—Risk Factors” in Devcon’s Annual Report on Form 10-K for the period ended December 31, 2006 as filed with the Securities and Exchange Commission, and other reports Devcon files from time to time with the Securities and Exchange Commission. Devcon does not intend to and undertakes no duty to update the information contained in this press release.

For More Information:

Stan Smith

(561) 955-7300

SSmith@RPCP.com

Or

Robert Prag, President

The Del Mar Consulting Group, Inc.

(858) 794-9500

bprag@delmarconsulting.com

(858) 794-9500